UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 3, 2008
FX REAL ESTATE AND ENTERTAINMENT INC.
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	001-33902 (Commission File Number)	36-4612924 (I.R.S. Employer Identification No.)

650 Madison Avenue New York, New York (Address of principal executive offices)		10022 (Zip Code)
Registrant’s telephone number, including area code: (212) 838-3100

(Former Name or Former Address, if
Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement
SIGNATURES

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
     On October 3, 2008, FX Real Estate and Entertainment Inc. (the “Company”) became aware that as of September 30, 2008, the Company’s subsidiaries that own its Las Vegas properties (the “Las Vegas Subsidiaries”) are out of compliance with the debt-to-loan value ratio covenants set forth in the Amended and Restated Credit Agreements (referenced below) governing the outstanding $475 million mortgage loan on the Las Vegas properties (the “Loan”). The Loan’s financial covenants prescribe that as of the last day of each fiscal quarter the Las Vegas Subsidiaries must have (x) a ratio of (i) total consolidated indebtedness to (ii) the appraised value of the Las Vegas properties of less than 66.5% and (y) a ratio of (i) the aggregate principal amount of the Loan then outstanding to (ii) the appraised value of the Las Vegas properties of less than 39.0%.
     In order to establish the value of the properties for purposes of confirming compliance with the aforementioned covenants, the lenders obtain a quarterly appraisal from a real estate appraisal firm. The Las Vegas Subsidiaries were advised by the agent for the lenders that, as of September 30, 2008, the appraised value of the properties was $675,000,000, resulting in debt-to-loan value ratios of 70.4% and 41.5%, respectively. The Las Vegas Subsidiaries have notified the lenders under the Loan of their noncompliance with these debt-to-loan value ratios as required under the terms of the governing Amended and Restated Credit Agreements. Under the terms of the Loan, the Las Vegas Subsidiaries have until November 14, 2008 to regain compliance with these ratios by voluntarily prepaying approximately $26 million of the Loan’s outstanding principal amount. Alternatively, the Las Vegas Subsidiaries may regain compliance by obtaining a waiver or modification of the Loan’s financial covenants. The Las Vegas Subsidiaries’ failure to regain compliance with these financial covenants by any of these means would constitute an event of default under the Loan.
     Neither the Company nor the Las Vegas Subsidiaries have capital adequate to make such a payment at this time. The Company and/or the Las Vegas Subsidiaries would need to secure additional financing in order to prepay such amount and there can be no guarantee that such financing will be available on terms favorable to the Company’s or the Las Vegas Subsidiaries’ business or at all.
     The Company has made contact with the senior lenders regarding, and intends to actively pursue, a waiver or modification of the covenants in question which, if obtained, would allow the Las Vegas Subsidiaries to avoid defaulting on the Loan. There is no assurance that the Las Vegas Subsidiaries will be able to regain compliance with these covenants in a timely manner or at all.
     The Loan is not guaranteed by the Company nor has the Company pledged any assets to secure the Loan. The Loan is secured by first and second lien security interests in substantially all of the assets of Las Vegas Subsidiaries, including the Las Vegas properties.
     The Loan is governed by the terms and conditions of the Amended and Restated Credit Agreement, Senior Secured Term Loan Facility (First Lien), dated as of July 6, 2007, and the Amended and Restated Credit Agreement, Senior Secured Term Loan Facility (Second Lien) dated as of July 6, 2007, both of which are filed as exhibits to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (Registration No. 333-145672), as filed with the Securities and Exchange Commission on October 9, 2007.
     The foregoing description of the Loan does not purport to be complete and is qualified in its entirety by the complete text of these aforesaid Amended and Restated Credit Agreements, which are incorporated herein by reference.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FX REAL ESTATE AND ENTERTAINMENT INC.
	By:	/s/ Mitchell J. Nelson
		Name:	Mitchell J. Nelson
DATE: October 8, 2008		Title:	Executive Vice President, General Counsel and Secretary